STOCK OPTION AGREEMENT



                  THIS STOCK OPTION AGREEMENT ("Agreement") dated December 17, 1998, is by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), and Ramapo Financial Corporation a New Jersey corporation and registered bank holding company ("Ramapo") for The Ramapo Bank (the "Bank").

                                   BACKGROUND

                  1. Valley, Ramapo, the Bank and Valley National Bank ("Valley Bank"), a wholly-owned subsidiary of Valley, as of the date hereof, are prepared to execute an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Valley will acquire Ramapo through a merger of Ramapo with and into Valley (the "Merger").

                  2. As an inducement to Valley to enter into the Merger Agreement and in consideration for such entry and negotiation, Ramapo has agreed to grant to Valley the Option.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Valley and Ramapo, intending to be legally bound hereby, agree:

                  1. Grant of Option. Ramapo hereby grants to Valley the option to purchase up to 1,608,159 shares (the "Option Shares") of Ramapo's common stock, $1.00 par value ("Common Stock") at an exercise price of $7.50 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Valley may exercise the Option, in whole or in part, at any time or from time to time subject to the terms and conditions set forth herein.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Valley or an affiliate of Valley:

                         a.  acquires  beneficial  ownership  (as  such  term is
defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 15% of the then outstanding shares of Common Stock; provided, however, that the continuing ownership by a person or group which as of the date hereof owns more than 15% of the outstanding Common Stock shall not constitute a Triggering Event;

                         b.  enters  into a letter of  intent  or an  agreement,
whether oral or written, with Ramapo pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with Ramapo or the Bank, (ii) acquire all or a significant portion of the assets or liabilities of Ramapo or the Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 15% or more of the then outstanding shares of Common Stock;

                         c.  makes a filing  with any bank or thrift  regulatory
authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Ramapo or any other business combination involving Ramapo or the Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Ramapo called to vote on the Merger and Ramapo stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                         d.  makes a bona  fide  Proposal  and  thereafter,  but
before such Proposal has been Publicly Withdrawn, Ramapo (i) willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or (ii) willfully takes any action in any manner (other than actions taken in the ordinary course of business) which would materially reduce the value of the Merger to Valley .

                  The term "Triggering Event" also means the taking of any direct or indirect action by Ramapo or any of its directors, executive officers, investment bankers or other persons with actual or apparent authority to speak for the Ramapo Board of Directors, inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Ramapo or the Bank, or a sale of shares of Common Stock or stock of the Bank, or any significant portion of the assets or liabilities of Ramapo or the Bank.

                  The term "significant portion" means 15% of the assets or liabilities of Ramapo.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Ramapo or in soliciting or inducing any other person (other than Valley or any affiliate of Valley) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Ramapo to issue the Option Shares or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  Ramapo shall notify Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Ramapo shall not be a condition to the right of Valley to exercise the Option. Ramapo will not take any action which would have the effect of preventing or disabling Ramapo from delivering the Option Shares to Valley upon exercise of the Option or otherwise performing its obligations under this Agreement.

                  In the event Valley wishes to exercise the Option, Valley shall send a written notice to Ramapo (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two business days nor later than 20 business days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) Valley will make payment to Ramapo of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Ramapo, (b) Ramapo will deliver to Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Ramapo, registered in the name of Valley or its designee, in such denominations as were specified by Valley in its notice of exercise and bearing a legend as set forth below and (c) Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  Unless a registration statement is filed and declared effective under Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                           "The transfer of shares represented by this certificate is subject to certain provisions of an agreement, dated as of December 17, 1998, between the registered holder hereof and Ramapo and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Ramapo and will be provided to the holder hereof without charge upon receipt by Ramapo of a written request therefore."

                  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Valley shall have delivered to Ramapo a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Ramapo, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Ramapo; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Ramapo shall prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau, covering the Option and such number of Option Shares as Valley shall specify in its request, and Ramapo shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares (it being understood and agreed that Valley will use reasonable efforts to effect any such sale or other disposition on a widely distributed basis), provided that Valley shall in no event have the right to have more than one such registration statement become effective and further provided that Ramapo shall have the right to delay for up to six months such registration if the Option Shares can and will be registered in connection with the filing of a Registration Statement on Form S-4 (or a successor form) by any person acquiring Ramapo.

                  In  connection  with such  filing,  Ramapo  shall use its best efforts to cause to be delivered to Valley such certificates, opinions, accountant's letters and other documents as Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Ramapo in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Ramapo and blue sky fees and expenses shall be paid by Ramapo. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Valley and any other expenses incurred by Valley in connection with such registration shall be borne by Valley. In connection with such filing, Ramapo shall indemnify and hold harmless Valley against any losses, claims, damages or liabilities, joint or several, to which Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to Ramapo or alleged untrue statement with respect to Ramapo of any material fact with respect to Ramapo contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to Ramapo required to be stated therein or necessary to make the statements therein with respect to Ramapo not misleading; and Ramapo will reimburse Valley for any legal or other expense reasonably incurred by Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Ramapo will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Valley specifically for use in the preparation thereof concerning Valley or its plans or intentions. Valley will indemnify and hold harmless Ramapo to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Valley concerning Valley or its plans or intentions for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Valley will reimburse Ramapo for any legal or other expense reasonably incurred by Ramapo in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Ramapo with another entity, or in the event any sale of all or substantially all of the assets of Ramapo shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of Valley and Ramapo will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Ramapo agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of the Parties.

                         a. Ramapo.  Ramapo  hereby  represents  and warrants to
Valley as follows:

                                    i.  Due   Authorization.   Ramapo  has  full
         corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Ramapo.

                                    ii. Authorized Shares. Ramapo has taken and,
         as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                                    iii. No Conflicts. Neither the execution and
         delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Ramapo or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to Ramapo.

                                    iv. Binding  Obligation.  This Agreement has
         been duly and validly executed by Ramapo and represents a valid and binding obligation of Ramapo enforceable against Ramapo in accordance with its terms.

                           b. Valley.  Valley hereby  represents and warrants to
Ramapo as follows:

                                    i.  Due   Authorization.   Valley  has  full
         corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby.

                                    ii.   Requisite    Corporate   Action.   The
         execution and delivery of this Agreement have been authorized by all requisite corporate action by Valley, and no other corporate proceedings are necessary therefor.

                                    iii. Binding Obligation.  This Agreement has
         been duly and validly executed and delivered by Valley and represents a valid and legally binding obligation of Valley, enforceable against Valley in accordance with its terms.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Valley shall have the right to seek money damages against Ramapo for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Valley. Valley represents that it is acquiring the Option for Valley's own account and not with a view to or for sale in connection with any distribution of the Option. Valley is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

                  11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                           If to Valley, to:

                           Valley National Bancorp
                           1455 Valley Road
                           Wayne, New Jersey  07474
                           Attn.:  Gerald H. Lipkin
                                   Chairman and Chief Executive Officer
                           Telecopier No. (973) 305-0024

                           Copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Ronald H. Janis, Esq.
                           Delivery:
                           200 Campus Drive
                           Florham Park, New Jersey  07932
                           Mail:
                           P.O. Box 1945
                           Morristown, New Jersey  07962-1945
                           Telecopier No. (973) 966-1550


                           If to Ramapo, to:

                           Ramapo Financial Corporation
                           64 Mountain View Boulevard
                           Wayne, New Jersey  07470
                           Attn.:  Mortimer J. O'Shea, President
                           Telecopier No. (973) 305-4089

                           Copy to:

                           Williams, Caliri, Miller & Otley
                           Attn.: Richard S. Miller, Esq.
                           Delivery:
                           1428 Route 23
                           Wayne, New Jersey  07470
                           Mail:
                           P.O. Box 995
                           Wayne, New Jersey  07474-0995
                           Telecopier No. (973) 694-0302

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting Valley to assign its rights and obligations hereunder only to an affiliate of Valley.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. The Option granted hereby, to the extent not previously exercised, shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement and the Option granted hereby shall not terminate until the later of one month after the consummation of the transaction constituting the Triggering Event or 18 months following the date of the termination of the Merger Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                   RAMAPO FINANCIAL CORPORATION


                                   By: MORTIMER J. O'SHEA
                                       ------------------------------------
                                         Mortimer J. O'Shea,  President and
                                            Chief Executive Officer

                                   VALLEY NATIONAL BANCORP



                                   By: GERALD H. LIPKIN
                                       ---------------------------------------
                                         Gerald H. Lipkin, Chairman, President
                                            and Chief Executive Officer